SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 29, 2005

                              CASE FINANCIAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                     0-27757
                            (Commission File Number)

                                   33-0529299
                        (IRS Employer Identification No.)

               5950 LA PLACE COURT SUITE # 155, CARLSBAD CA 92008
               (Address of Principal Executive Offices) (Zip Code)

                                  760 804 1449
               Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01 Other Events

On November 9, 2005, Case Financial Inc. and L&M Specialties, Inc., filed suit in the U.S. District Court, Southern District of Florida, located in Miami, Florida, against Canadian Commercial Workers Industry Pension Plan, known as CCWIPP, South Ocean Development Company, Ltd., Allen & Company and certain individuals for breach of fiduciary duties, fraudulent inducement, breach of contract and declaratory judgment. The suit seeks damages against the defendants arising out of their conduct with respect to certain agreements to purchase a waterfront hotel property, overlooking a golf course and marina, including a gaming license, located on the island of New Providence, Bahamas and to purchase $2.5 million of outstanding Case Financial debentures held by CCWIPP.

The suit alleges, among other things, that the defendants violated the exclusivity provisions of the agreement for purchasing the property in the Bahamas, attempted to lure away investment groups introduced to the property by plaintiffs, and fraudulently induced plaintiffs into agreeing to purchase the debentures in return for an extension of the deadlines in the agreement to purchase the property, which defendants did not intend to perform. The suit alleges that defendants obtained the agreements from plaintiffs in order to deflect and mitigate an ongoing investigation of CCWIPP by the Financial Services Commission of Ontario, Canada.


Background:

In March 2005, in search of potential new business opportunities for Case Financial, Michael Schaffer the C.E.O of Case Financial Inc., met with two representatives of CCWIPP (a large debenture and shareholder of Case Financial) and negotiated a letter of intent with an exclusivity period, for the purchase of the South Ocean Club, a hotel property with a gaming license located on New Providence Island in the Bahamas and owned by CCWIPP's subsidiary, South Ocean Development Company, Ltd.

The South Ocean Club possesses one of only two gaming licenses on New Providence Island. Its property consists of approximately 24 acres on the water and overlooking a golf course. South Ocean has a 43-year lease on the golf course.

The South Ocean Development Company, Ltd signed a letter of intent to sell the property on March 26, 2005, with L&M Specialties Inc., a company controlled by Michael Schaffer. Plaintiffs allege that CCWIPP required that a company other than Case Financial Inc enter into the agreement until such time that the property could be conveyed to Case Financial. Both Case Financial and L&M Specialties agreed to this arrangement.

Case Financial, in the course of its due diligence, introduced the project to several groups as potential joint venture partners. It is alleged that officials of CCWIPP approached at least two of those groups during the exclusivity period in violation of the exclusivity clause. The suit also alleges that the officials from CCWIPP told these groups that plaintiffs' option had been cancelled, when in fact it had not been.

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In May of 2005, officials of CCWIPP approached Case Financial and asked Case
Financial to structure and fund the repayment of the outstanding $2.5 million debentures held by CCWIPP. In consideration of that repayment, CCWIPP agreed to extend the existing Letter of Intent and the exclusivity period.

In early June 2005, it is also alleged that CCWIPP falsely informed plaintiffs that the South Ocean Club had been sold.

Case Financial through its officers and directors made several attempts to resolve the breach during the ensuing months, but to no avail, resulting in the filing of this action.

Such litigation could be protracted, costly and with no assurance that plaintiffs will be successful.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Case Financial, Inc. Registrant
Date: November 29, 2005


                       By: /s/ Michael Schaffer
                       ------------------------
                       Michael Schaffer
                       Chief Executive Officer